UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2004

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 William Street, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 237-5100

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 5, 2004, PerkinElmer, Inc. entered into an employment agreement with John Roush, the President of the Company’s Optoelectronics business. Except for title and salary, the terms of Mr. Roush’s employment agreement are generally the same as the terms of the employment agreement we entered into with John P. Murphy on June 10, 2004. Those terms are described in this current report on Form 8-K under the heading, “Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers—Employment Arrangements,” which description is incorporated herein by reference. Mr. Roush’s base salary for 2004 is $275,000.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 2, 2004, PerkinElmer, Inc. appointed John P. Murphy its Executive Vice President and Chief Operating Officer.

Experience

Mr. Murphy joined us in August 2001 as our Senior Vice President and President of our Optoelectronics business. From July 2000 to August 2001, Mr. Murphy served as Vice President and General Manager of the Business Regional and General Aviation Unit of Honeywell International. From July 1993 to June 2000, Mr. Murphy served at AlliedSignal, Inc., now Honeywell International, in various capacities, most recently as Vice President and General Manager of Business and General Aviation. Mr. Murphy is 38 years old. Under Mr. Murphy’s employment agreement with PerkinElmer, we have agreed to annually place his name in nomination before our board of directors as an officer of PerkinElmer. No family relationship exists between Mr. Murphy and any of our other executive officers or directors.

Employment Arrangements

On June 10, 2004, we entered into a one-year employment agreement with Mr. Murphy. The agreement renews automatically for additional one-year terms, unless either party provides notice of termination to the other. The agreement provides that Mr. Murphy will receive a base salary determined by our compensation and benefits committee on an annual basis and that once established, the base salary generally cannot be set at a rate below the salary rate currently in effect. Mr. Murphy’s base salary for 2004 is $425,000.

The employment agreement also provides that in the event of a change in control of PerkinElmer (as defined in the agreement), the employment term will be extended for a period of three years from the date of the change in control and any and all of Mr. Murphy’s restricted stock and stock options will immediately vest in full, with such stock options remaining exercisable, unless they expire earlier pursuant to their terms, until the later of the third anniversary of the change in control or the first anniversary of the date Mr. Murphy’s employment terminates. Following a change in control, if Mr. Murphy is terminated without cause or resigns for good reason, he will receive a lump sum severance payment equivalent to three years of base salary plus bonuses and continuation of specified benefits for three years from the date of termination. In addition, Mr. Murphy will receive a gross-up payment for any excise tax due on account of the severance payments and other benefits plus any additional excise tax and income tax occasioned by the gross-up payment itself.

Mr. Murphy’s employment agreement further provides that upon a termination of employment initiated by PerkinElmer without cause, apart from a change in control, Mr. Murphy will be entitled to continuation of his salary, bonus and employee benefits for one year from the date of termination.

The foregoing description of Mr. Murphy’s employment agreement does not purport to be a complete summary. An employment agreement representative of Mr. Murphy’s employment agreement is filed as Exhibit 10.2(c) to PerkinElmer’s quarterly report on Form 10-Q for the quarterly period ended June 27, 2004, filed with the Securities and Exchange Commission on August 6, 2004. You are urged to read such agreement in its entirety, for a more complete description of the terms and conditions of Mr. Murphy’s employment agreement.

The information required to be disclosed herein under Item 404(a) of Regulation S-K was previously reported under the heading, “Executive Compensation—Employment and Other Agreements,” in our definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2004, which disclosure is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: November 8, 2004	By:	/s/ Robert F. Friel
Robert F. Friel Executive Vice President, Chief Financial Officer and Business Development